Profit Planners Management, Inc. Reports Engaging Sam Jacobs for Business Development

New York, New York, - November 22, 2011 - Profit Planners Management, Inc. (OTC: PPMT) today announced that it had entered into a consulting agreement with Mr. Sam Jacobs pursuant to which Mr. Jacobs would act in the capacity of Vice President of Business Development for the company.

“Sam Jacobs’ primary objective will be to create a business referral program for the sale of our business services,” said Wesley Ramjeet, PPMT’s CEO. These services include accounting and bookkeeping services, business management services, merchant services, business lending services and energy and telecom audits, as well as an array of insurance products and services that can provide protection to business and business owners. “We are very pleased to have been able to retain Sam’s services, and we are very happy to have a person with his experience and contacts working for the company,” said Mr. Ramjeet.

Sam Jacobs has been working in the insurance and banking industry for the past eighteen years. He has an extensive knowledge of the insurance industry and insurance products, and has worked with such major insurance companies as Guardian Life, Mass Mutual, and Lincoln National.  Mr. Jacobs was involved in the development of multiple national banking insurance distribution platforms, and he was instrumental in the development of the insurance distribution programs at Republic National Bank, HSBC, North Fork Bank and Capital One Bank

About Profit Planners Management, Inc.

Profit Planners Management, Inc. (OTC: PPMT) provides professional services to public and private companies. We provide CFO, accounting, tax and other professional services. For more information, visit: www.profitplannersmgt.com

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue and earnings per share. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward- looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new and continued services and the availability of key executives and employees. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended May 31, 2011, and its Form 10-Q for the quarter ended August 31, 2011. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.